Exhibit 99.1

ARMSTRONG FLOORING REPORTS SECOND QUARTER 2021 RESULTS

Second Quarter 2021 Highlights

•Net sales of $168.1 million
•Net loss of $19.5 million
•Adjusted EBITDA loss of $3.5 million

LANCASTER, Pa - July 21, 2021. Armstrong Flooring, Inc. (NYSE:AFI) ("Armstrong Flooring" or the "Company") a leader in the design and manufacture of innovative flooring solutions, today reported financial results for the second quarter ended June 30, 2021.

Michel Vermette, President and Chief Executive Officer, commented, "We continued to improve the business in the second quarter. We delivered 15.5% top-line growth compared to the second quarter 2020, and 12.9% top-line growth versus the first quarter 2021 led by strong Residential and Commercial recoveries, while facing a dynamic supply chain and inflationary environment. These headwinds are unlike any periods experienced in recent decades, and they significantly limited our ability to progress further against our long-term sales and EBITDA goals. Our team continues to work diligently and take action in addressing these dynamics, most recently by announcing our third price increase of 2021 and increasing our mix of products manufactured in the United States. Overall, we remain focused and agile in managing through the current volatile environment, and resolute in our long-term goal of transforming Armstrong Flooring into a more resilient business for our customers, our employees, and our shareholders."

Multi-Year Transformation Update

Mr. Vermette continued, "In the second quarter, we remained steadfast in executing our multi-year transformation plan, while appropriately adjusting to the current environment. We saw positive accomplishments against the three pillars of our plan: expanding customer reach, simplifying product offerings and operations, and strengthening our core capabilities.
As it relates to expanding customer reach, we began selling Armstrong® Flooring Pro™ products to customers in the builder and multifamily channel and we continue to see positive customer reactions from our Armstrong® Flooring Signature™ products. We also made our initial sales into the hospitality channel in the second quarter, and our sales force is actively pursuing future growth opportunities in this new vertical.

With regard to simplifying product offerings and operations, we continued to experience strong momentum from our Quick Ship program, which just under one-year into its existence, experienced its strongest quarter, and the fourth sequential quarter of growth. In addition, we completed the closure of our South Gate, California facility in the second quarter, transitioning production to our existing U.S. manufacturing facilities. Collectively, these efforts have simplified our manufacturing footprint and streamlined our product delivery capabilities.
Furthermore, we continued to strengthen our portfolio and organization while remaining attentive to the dynamic supply chain environment, adapting our supply chain to increase safety stock to mitigate longer lead times, and also exploring additional suppliers and alternative shipping options to combat global shipping container shortages. Additionally, we opened our new corporate office headquarters. This move, along with the first quarter opening of a first of its kind technical center, gives our teams the ability to work cohesively in a modern and energized space and promotes further collaboration and innovation at Armstrong Flooring. Along with providing a fresh and modern space for us to continue our journey, our headquarters move also results in future cost savings of approximately 60% in corporate lease expenses compared to our prior facility."

Second Quarter 2021 Results

	Three Months Ended June 30,
(Dollars in millions except per share data)	2021	2020	Change
Net sales	$168.1	$145.6	15.5%
Operating income (loss)	(18.3)	(5.6)	226.8%
Net income (loss)	(19.5)	(6.3)	209.5%
Diluted earnings (loss) per share	$(0.89)	$(0.29)	N/M
Adjusted EBITDA	(3.5)	6.9	N/M
Adjusted EBITDA margin	(2.1)%	4.7%	N/M
Adjusted net (loss)	(17.3)	(5.1)	N/M
Adjusted diluted (loss) per share	(0.79)	(0.23)	N/M

In the second quarter of 2021, net sales increased 15.5% to $168.1 million from $145.6 million in the second quarter of 2020, reflective of growth in each region in which the Company operates. In North America, favorable product mix and impacts from previously announced pricing initiatives drove sales increases in both Commercial and Residential channels. This positive sales momentum however continued to be hampered throughout the quarter as a result of supply chain disruptions and product availability, despite strong demand in Commercial and Residential.

Operating loss in the quarter was $18.3 million versus a loss of $5.6 million in the second quarter of 2020. The increased loss is reflective of higher costs of goods sold due to supply chain disruptions and inflation, which outpaced recent pricing initiatives and resulted in costs of goods sold of 87.4% of net sales in the second quarter 2021 compared to 83.0% in the same quarter of the prior year. Additionally, the second quarter of 2021 includes $4.5 million of charges from accelerated depreciation and inventory write-downs related to asset and product rationalization efforts. Finally, selling, general & administrative expenses in the quarter were $39.5 million, compared to $30.3 million in the same quarter prior year. The increase year-over-year is primarily reflective of a larger sales force and increased advertising and promotional spend associated with product launches in 2021, and the normalization of staffing and employee-related costs, which were lower in 2020 due to COVID-19 related impacts.

Net loss in the second quarter of 2021 was $19.5 million, or diluted loss per share of $(0.89), as compared to a net loss of $6.3 million, or diluted loss per share of $(0.29), in the second quarter of 2020. Adjusted net loss was $17.3 million, or adjusted diluted loss per share of $(0.79), as compared to an adjusted net loss of $5.1 million, or adjusted diluted loss per share of $(0.23), in the prior year quarter.

Second quarter 2021 adjusted EBITDA was a loss of $3.5 million, as compared to adjusted EBITDA of $6.9 million in the prior year quarter. The decrease in adjusted EBITDA was primarily due to higher input costs, driven by the inflationary impacts of both raw materials and shipping costs, along with higher selling, general & administrative expenses in 2021, as well as lower operating expenses in the second quarter 2020, due to the COVID-19 related environment.

Liquidity and Capital Resources Update

At June 30, 2021, the Company had total liquidity of approximately $91.6 million including $14.6 million of cash plus availability under its credit facilities. The Company’s Net Debt on June 30, 2021, was $44.7 million. The Company believes it has ample financial resources to effectively execute its near- and long-term objectives.

Webcast and Conference Call

The Company will hold a live webcast and conference call to review financial results and conduct a question-and-answer session on Wednesday, July 21 at 10:00 a.m. ET. The live webcast will be available in the Investors section of the Company’s website at www.armstrongflooring.com. For those unable to access the webcast, the conference call will be accessible by dialing 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13718687.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire beauty wherever your life happens. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring continually builds on its resilient, 150-year legacy by delivering on its mission to create a stronger future for customers through adaptive and inventive solutions. The company safely and responsibly operates seven manufacturing facilities globally, working to provide the highest levels of service, quality, and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated, or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:
Amy Trojanowski
SVP, Chief Financial Officer
ir@armstrongflooring.com

Media:
Alison van Harskamp
Director, Corporate Communications
Media@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2021	2020	2021	2020
Net sales	$168.1	$145.6	$317.0	$284.3
Cost of goods sold	146.9	120.9	275.9	236.3
Gross profit	21.2	24.7	41.1	48.0
Selling, general and administrative expenses	39.5	30.3	77.6	66.9
Gain on sale of property	—	—	(46.0)	—
Operating income (loss)	(18.3)	(5.6)	9.5	(18.9)
Interest expense	2.8	1.2	6.3	1.8
Other expense (income), net	(2.3)	(0.5)	(4.4)	(0.9)
Income (loss) before income taxes	(18.8)	(6.3)	7.6	(19.8)
Income tax expense (benefit)	0.7	—	(0.1)	(0.3)
Net income (loss)	$(19.5)	$(6.3)	$7.7	$(19.5)

Basic earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock	$(0.89)	$(0.29)	$0.35	$(0.89)

Diluted earnings (loss) earnings per share of common stock:
Diluted earnings (loss) per share of common stock	$(0.89)	$(0.29)	$0.35	$(0.89)

Armstrong Flooring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)

(In millions)	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$14.6	$13.7
Accounts and notes receivable, net	58.9	43.0
Inventories, net	123.9	122.9
Prepaid expenses and other current assets	15.0	12.9
Assets held-for-sale	—	17.8
Total current assets	212.4	210.3
Property, plant and equipment, net	237.5	246.9
Operating lease assets	19.9	8.5
Intangible assets, net	15.7	19.0
Deferred income taxes	4.5	4.4
Other noncurrent assets	9.4	4.4
Total assets	$499.4	$493.5
Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$5.8	$5.5
Current installments of long-term debt	3.9	2.9
Trade account payables	83.2	78.5
Accrued payroll and employee costs	16.5	14.8
Current operating lease liabilities	2.3	2.7
Other accrued expenses	19.2	17.7
Total current liabilities	130.9	122.1
Long-term debt, net of unamortized debt issuance costs	49.6	71.4
Noncurrent operating lease liabilities	17.7	5.8
Postretirement benefit liabilities	54.6	55.6
Pension benefit liabilities	4.6	4.6
Deferred income taxes	1.5	2.4
Other long-term liabilities	7.9	9.0
Total liabilities	266.8	270.9
Commitments and contingencies
Stockholders' equity:
Common stock	—	—
Preferred stock	—	—
Treasury stock	(86.2)	(87.1)
Additional paid-in capital	677.8	677.4
Accumulated deficit	(300.7)	(308.4)
Accumulated other comprehensive (loss)	(58.3)	(59.3)
Total stockholders' equity	232.6	222.6
Total liabilities and stockholders' equity	$499.4	$493.5

Armstrong Flooring, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Month Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$(19.5)	$(6.3)	$7.7	$(19.5)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	13.1	10.3	23.0	20.9
Inventory write down	1.2	—	1.2	—
Deferred income taxes	(0.2)	(0.1)	(0.7)	(0.6)
Stock-based compensation expense	0.8	0.6	1.4	1.3
Gain on sale of property	—	—	(46.0)	—
Gain from long-term disability plan change	—	—	—	(1.1)
U.S. pension expense (income)	(1.7)	1.0	(3.5)	1.9
Other non-cash adjustments, net	0.2	(0.9)	0.3	0.5
Changes in operating assets and liabilities:
Receivables	(1.2)	(4.4)	(17.4)	(9.2)
Inventories	0.2	(2.9)	(2.2)	(11.0)
Accounts payable and accrued expenses	6.9	14.2	9.5	15.4
Other assets and liabilities	(3.7)	(1.3)	(5.0)	(5.5)
Net cash provided by (used for) operating activities	(3.9)	10.2	(31.7)	(6.9)
Cash flows from investing activities:
Purchases of property, plant and equipment	(4.1)	(3.4)	(11.1)	(10.9)
Proceeds from sale of assets	0.1	—	65.4	—
Net cash provided by (used for) investing activities	(4.0)	(3.4)	54.3	(10.9)
Cash flows from financing activities:
Proceeds from revolving credit facility	22.7	11.2	49.3	41.2
Payments on revolving credit facility	(16.3)	(79.2)	(50.1)	(79.2)
Issuance of long-term debt	0.2	70.0	0.2	70.0
Financing costs	—	(6.9)	—	(6.9)
Payments on long-term debt	(1.0)	—	(21.1)	(0.1)
Value of shares withheld related to employee tax withholding	—	—	(0.1)	—
Net cash provided by (used for) financing activities	5.6	(4.9)	(21.8)	25.0
Effect of exchange rate changes on cash and cash equivalents	0.2	0.3	0.1	(0.2)
Net increase (decrease) in cash and cash equivalents	(2.1)	2.2	0.9	7.0
Cash and cash equivalents at beginning of year	16.7	31.9	13.7	27.1
Cash and cash equivalents at end of period	$14.6	$34.1	$14.6	$34.1

Armstrong Flooring, Inc. and Subsidiaries
Reconciliation of Free Cash Flow to Net Cash Provided by (Used for) Operating Activities (unaudited)

	Three Month Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Net cash provided by (used for) operating activities	$(3.9)	$10.2	$(31.7)	$(6.9)
Less: Capital expenditures	(4.1)	(3.4)	(11.1)	(10.9)
Add: Proceeds from asset sales	0.1	—	65.4	—
Free cash flow	$(7.9)	$6.8	$22.6	$(17.8)

Free cash flow is a non-GAAP financial measure and consists of Net cash provided by (used for) operating activities less capital expenditures net of proceeds from asset sales. The Company’s management believes Free cash flow is meaningful to investors because management reviews Free cash flow in assessing and evaluating performance. However, this measure should be considered in addition to, rather than a substitute for Cash flows provided by (used for) operating activities provided in accordance with GAAP. The Company’s method of calculating Free cash flow may differ form methods used by other companies and, as a result, Free cash flow may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries
Reconciliation of Net Debt to Total Debt Outstanding (unaudited)

(In millions)	June 30, 2021	December 31, 2020
Total debt outstanding:
Short-term debt	$5.8	$5.5
Current installments of long-term debt	3.9	2.9
Long-term debt, net of unamortized debt issuance costs	49.6	71.4
Total debt outstanding	59.3	79.8
Less: Cash and cash equivalents	14.6	13.7
Net debt	$44.7	$66.1

Net debt is a non-GAAP financial measure and consists of total debt outstanding reduced by cash and cash equivalents. The Company‘s management believes Net debt is meaningful to investors because management reviews Net debt in assessing and evaluating performance. However, this measure should be considered in addition to, rather than as a substitute for total debt outstanding in accordance with GAAP. The Company's method of calculating Net debt may differ from methods used by other companies and, as a result, Net debt may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2021	2020	2021	2020
Net income (loss)	$(19.5)	$(6.3)	$7.7	$(19.5)
Add-back (deduct) business transformation items:
Site exit costs	0.3	—	0.8	—
Additional costs related to business transformation initiatives	4.5	1.5	4.5	1.9
Gain on sale of South Gate property	—	—	(46.0)	—
Canadian Pension Settlement Charge	0.2	—	0.2	—
U.S. Pension expense	0.2	0.6	0.5	1.3
Other (income) expense,net	(2.3)	(0.5)	(4.4)	(0.9)
Tax impact of adjustments (at statutory rate)	(0.7)	(0.4)	11.1	(0.6)
Adjusted net income (loss)	$(17.3)	$(5.1)	$(25.6)	$(17.8)
Adjusted diluted earnings (loss) per share	$(0.79)	$(0.23)	$(1.17)	$(0.81)
(a) Does not total due to rounding.

Adjusted net income (loss) is a non-GAAP financial measures and consists of Net income (loss) adjusted to remove the impact of business transformation items, U.S. pension expense, other (income) expense, net; and adjust such items for the related tax impacts. Adjusted diluted earnings (loss) per share is a non-GAAP financial measure and consists of Adjusted net income (loss) divided by weighted average diluted shares outstanding for the corresponding period. The Company’s management believes Adjusted net income (loss) and Adjusted diluted earnings (loss) per share are meaningful to investors because management reviews Adjusted net income (loss) and Adjusted diluted earnings (loss) per share in assessing and evaluating performance. However, these measures should be considered in addition to, rather than a substitute for Net income (loss) and Diluted earnings (loss) per share provided in accordance with GAAP. The Company’s method of calculating Adjusted net income (loss) and Adjusted diluted earnings (loss) per share may differ from methods used by other companies and, as a result, Adjusted net income (loss) and Adjusted diluted earnings (loss) per share may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA to Net Income (Loss) (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions)	2021	2020		2021	2020
Net income (loss)	$(19.5)	$(6.3)		$7.7	$(19.5)
Add-back (deduct):
Income tax expense (benefit)	0.7	—		(0.1)	(0.3)
Other (income) expense, net	(2.3)	(0.5)		(4.4)	(0.9)
Interest expense	2.8	1.2		6.3	1.8
Operating (loss)	(18.3)	(5.6)		9.5	(18.9)
Add-back: Depreciation and amortization expense	13.1	10.3		23.0	20.9
Add-back: U.S. Pension expense	0.2	0.6		0.5	1.3
Add-back (deduct) Business transformation items:
Site exit costs	0.3	—		0.8	—
Additional costs related to business transformation initiatives	1.2	1.5		1.2	1.9
Gain on sale of South Gate property	—	—		(46.0)	—
Adjusted EBITDA	$(3.5)	$6.9	(a)	$(11.0)	$5.2
(a) Does not total due to rounding

Adjusted EBITDA is a non-GAAP financial measure and consists of Net income (loss) adjusted to remove the impact of income tax expense (benefit), other (income) expense, interest expense, depreciation and amortization expense, U.S. pension expense and business transformation items. The Company‘s management believes Adjusted EBITDA is meaningful to investors because management reviews Adjusted EBITDA in assessing and evaluating performance. However, this measure should be considered in addition to, rather than as a substitute for Net income (loss) provided in accordance with GAAP. The Company's method of calculating Adjusted EBITDA may differ from methods used by other companies and, as a result, Adjusted EBITDA may not be comparable to other similarly titled measures disclosed by other companies.